Exhibit 99

VIACOM REPORTS FULL-YEAR AND FOURTH QUARTER 2008 RESULTS

•	Full-Year Revenues Increased 9% to $14.63 Billion with Filmed Entertainment Up 10% and Media Networks Up 8%

•	Adjusted Diluted EPS from Continuing Operations Were $2.38 for the Full Year and $0.76 for the Fourth Quarter

New York, New York, February 12, 2009 — Viacom Inc. (NYSE: VIA and VIA.B) today reported financial results for the full year and the fourth quarter ended December 31, 2008.

2008 Results

	Quarter Ended December 31,		Better/(Worse)	Year Ended December 31,		Better/(Worse)
(in millions, except per share amounts)	2008	2007	2008 vs. 2007	2008	2007	2008 vs. 2007

Revenues	$4,243	$4,248	0%	$14,625	$13,423	9%

Operating income	475	978	(51)%	2,523	2,936	(14)%

Net earnings from continuing operations	172	545	(68)%	1,233	1,630	(24)%

Diluted EPS from continuing operations	$0.28	$0.83	(66)%	$1.97	$2.41	(18)%

Discontinued operations, net of tax	1	15	NM	18	208	NM

Net earnings	173	560	(69)%	1,251	1,838	(32)%

Diluted EPS	$0.28	$0.86	(67)%	$2.00	$2.72	(26)%

Adjusted diluted EPS from continuing operations	$0.76	$0.84	(10)%	$2.38	$2.36	1%

NM = Not Meaningful

Revenues for the full year 2008 grew 9% to $14.63 billion driven by solid growth in both the Filmed Entertainment and Media Networks segments. Operating income declined 14% to $2.52 billion reflecting the year-over-year net impact of restructuring and other charges as well as higher expenses. Reported net earnings for the year were down 32% to $1.25 billion, or diluted net earnings per share (EPS) of $2.00.

On December 4, 2008, Viacom announced restructuring plans to better align its organization and cost structure with changing economic conditions. In addition, following a strategic review of its operations, the Company wrote down certain programming and other assets. These activities resulted in an aggregate of $454 million of restructuring and other charges in the fourth quarter of 2008. Excluding the impact of these charges and other items, adjusted diluted EPS from continuing operations were $2.38 versus $2.36 in 2007. Adjustments for the full-year and fourth quarter 2008 and 2007 results are detailed in the Supplemental Disclosures table at the end of this release.

Revenues in the fourth quarter of 2008 were flat year-over-year at $4.24 billion. Operating income was down 51% to $475 million, including the impact of $454 million in restructuring and other charges taken in the quarter. Reported net earnings and diluted net EPS for the quarter declined to $173 million and $0.28 respectively. Excluding the impact of restructuring and other charges, adjusted diluted EPS from continuing operations decreased 10% to $0.76 compared with $0.84 in the fourth quarter of 2007.

Sumner M. Redstone, Executive Chairman of Viacom, said, “There is no doubt that global economic conditions are difficult right now. Having worked through turbulent times before, I know that it is in such times that companies with strong, resilient assets distinguish themselves. With enduring brands and a proven leadership team, Viacom is well prepared to manage through this environment and thrive over the long term.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “Our fourth quarter results reflect the realities of a challenging economy. The broad marketplace conditions weighed on our advertising, home entertainment and consumer products businesses. That was offset, however, by solid growth in our affiliate and theatrical revenues, both up double digits. Ratings trends at several of our core networks are improving as new programming gains traction and we are looking forward to a promising motion picture slate anchored by three upcoming tentpoles, J.J. Abrams’ Star Trek, Transformers 2: Revenge of the Fallen and G.I. Joe.

“While our strategy remains firmly focused on building our brands for long-term success, we also have great confidence in our ability to execute successfully today. We acted early and decisively to prepare for the rapid decline in economic conditions. Without sacrificing the creation of great content, we aggressively managed our cost structure, which significantly boosted cash flow and further strengthened our balance sheet. The restructuring actions we took late last year will result in approximately $200 million in savings this year. While it is difficult to know how long these conditions will persist, our actions have positioned us very well to seize the opportunities that will arise as the economy recovers.”

Revenues

Revenues	Quarter Ended December 31,		Better/(Worse)	Year Ended December 31,		Better/(Worse)
(in millions)	2008	2007	2008 vs. 2007	2008	2007	2008 vs. 2007

Media Networks	$2,475	$2,447	1%	$8,756	$8,101	8%

Filmed Entertainment	1,807	1,836	(2)%	6,033	5,476	10%

Eliminations	(39)	(35)	NM	(164)	(154)	NM

Total revenues	$4,243	$4,248	0%	$14,625	$13,423	9%

NM = Not Meaningful

Full Year 2008 revenues of $14.63 billion increased 9% over revenue of $13.42 billion in 2007. Media Networks revenues rose 8% to $8.76 billion, principally driven by a 32% increase in worldwide ancillary revenues to $1.41 billion. This growth reflects increased sales of the Rock Band video game, which were partially offset by revenue declines in home entertainment and consumer products. Worldwide affiliate revenues increased 12% to $2.62 billion and worldwide advertising revenues grew 1% to $4.72 billion. Domestic advertising revenues were flat year-over-year reflecting softness in the overall advertising market, particularly during the second-half of the year. Filmed Entertainment revenues grew 10% to $6.03 billion led by a 17% increase in theatrical revenues to $1.71 billion and a 9% rise in home entertainment revenues to $2.72 billion. The growth in theatrical revenues reflected a more favorable mix of films versus the prior year, including Indiana Jones and the Kingdom of the Crystal Skull, Marvel’s Iron Man and DreamWorks Animation’s Kung Fu Panda and Madagascar 2: Escape to Africa. Home entertainment revenue growth was driven primarily by higher third-party distribution revenues and the DVD release of Iron Man. Worldwide television license fees increased 3% to $1.33 billion, primarily due to an increase in Pay TV and syndicated television in international markets.

Fourth Quarter 2008 revenues of $4.24 billion were flat compared with fourth quarter revenues in 2007. Media Networks revenues were up 1% to $2.48 billion, which included a 12% increase in worldwide affiliate revenues to $667 million. Worldwide ancillary revenues were flat at $462 million versus the prior year’s quarter and worldwide advertising revenues declined 3% to $1.35 billion. Filmed Entertainment revenues declined 2% in the fourth quarter to $1.81 billion, principally the result of a 6% decrease in home entertainment revenues to $1.02 billion. This decrease in home entertainment revenues, which was partially offset by increased revenues from third-party distribution agreements, reflects the impact of the industry-wide decline in the home entertainment market during the fourth quarter. Theatrical revenues grew 28% to $350 million, primarily due to the strong performance of

Madagascar 2: Escape to Africa. Television license fees were down 13% to $351 million and ancillary revenues increased 9% to $86 million.

Operating Income

Operating Income (Loss)		Quarter Ended December 31,			Better/(Worse)		Year Ended December 31,			Better/(Worse)
(in millions)		2008		2007	2008 vs. 2007		2008		2007	2008 vs. 2007

Media Networks	$	509	$	916	(44)%	$	2,729	$	3,048	(10)%

Filmed Entertainment		22		117	(81)%		26		103	(75)%

Corporate		(58)		(57)	(2)%		(234)		(219)	(7)%

Eliminations		2		2	NM		2		4	NM

Total operating income	$	475	$	978	(51)%	$	2,523	$	2,936	(14)%

Adjusted operating income	$	929	$	985	(6)%	$	2,977	$	3,013	(1)%

NM = Not Meaningful

Full Year 2008 operating income decreased 14% to $2.52 billion compared with $2.94 billion in 2007 with substantially all of the decline due to the impact of restructuring and other charges. The 2008 result includes an aggregate $454 million in restructuring and other charges, consisting of $389 million in Media Networks, $62 million in Filmed Entertainment and $3 million in Corporate expenses. The 2007 results included $77 million in Media Networks restructuring charges. Media Networks operating income was down 10% to $2.73 billion, with nearly all of the decline resulting from restructuring and other charges. Filmed Entertainment operating income decreased 75% for the year to $26 million, including a 60-percentage point impact from restructuring and other charges. Corporate expenses rose $15 million over the prior year, reflecting increased litigation-related costs and restructuring and other charges.

Fourth Quarter 2008 operating income decreased 51% to $475 million, including the impact of $454 million in restructuring and other charges, compared with $978 million in fourth quarter 2007. Media Networks operating income was down 44% to $509 million and Filmed Entertainment operating income declined 81% to $22 million in the quarter. The declines in both segments were principally due to restructuring and other charges.

Full Year 2008 net earnings from continuing operations decreased 24% to $1.23 billion versus $1.63 billion in 2007 due to lower operating income and the year-over-year unfavorable impact of $92 million in foreign exchange fluctuations. The Company’s reported effective tax rate was 32.6% in 2008 compared with 36% in 2007, principally due to higher year-over-year discrete tax benefits resulting from effectively settled audits.

Full Year 2008 diluted net EPS were $2.00 compared with $2.72 in 2007, which included a $0.31 gain from the sale of Famous Music. Full year 2008 diluted net EPS from continuing operations were $1.97 compared with $2.41 in 2007. The 2008 EPS results included a net $0.41 negative impact from adjusted items and the 2007 results included a net $0.05 benefit from adjusted items. Adjusted diluted net EPS from continuing operations for the full year 2008 were $2.38 compared with $2.36 in 2007. Diluted weighted average shares outstanding for the full year 2008 were 625.4 million compared with 675.6 million in 2007, reflecting stock repurchases.

Fourth Quarter 2008 net earnings from continuing operations declined 68% to $172 million versus the prior year due to lower operating income and the year-over-year unfavorable impact of $65 million in foreign exchange fluctuations.

Fourth Quarter 2008 reported diluted net EPS were $0.28 compared with $0.86 in 2007. Fourth quarter 2008 diluted net EPS from continuing operations were also $0.28 versus $0.83 in the prior year. The 2008 results included a net $0.48 negative impact from adjusted items and the fourth quarter 2007 results included a $0.01 negative impact from Media Networks restructuring charges. Excluding these items, adjusted diluted net EPS from continuing operations for the fourth quarter 2008 were $0.76 versus $0.84 in 2007. Diluted weighted average shares outstanding in the fourth quarter of 2008 were 611.5 million compared with 653.3 million in the fourth quarter of 2007, reflecting stock repurchases.

Stock Repurchase Program

For the quarter ended December 31, 2008, 8.5 million shares were repurchased for an aggregate purchase price of $148 million. For the full year ended December 31, 2008, 38.7 million shares were repurchased for an aggregate purchase price of $1.22 billion. The Company has $1.28 billion remaining in its existing $4 billion share repurchase program.

Debt

At December 31, 2008, total debt outstanding, including capital leases, decreased to $8 billion, compared with $8.25 billion at December 31, 2007.

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Logo, Rock Band, Nickelodeon, Nick at Nite, Noggin, AddictingGames, Neopets, COMEDY CENTRAL, Spike TV, TV Land, Atom, Gametrailers, BET and Paramount Pictures. Viacom’s global reach includes approximately 165 channels and 400 online properties in 162 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the continuation or worsening of current economic conditions generally, and in advertising markets in particular; the public acceptance of the Company’s programs, motion pictures and games; competition for audiences and distribution; technological developments and their effect in the Company’s markets and on consumer behavior; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures and games; changes in the Federal communications laws and regulations; the impact of piracy; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its 2008 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455 kelly.mcandrew@viacom.com	(212) 846-7581 pamela.yi@viacom.com

VIACOM INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in millions, except earnings per share amounts)	2008	2007	2008	2007

Revenues	$4,243	$4,248	$14,625	$13,423
Expenses:
Operating	2,795	2,433	8,787	7,431
Selling, general and administrative	849	741	2,910	2,663
Depreciation and amortization	124	96	405	393

Total expenses	3,768	3,270	12,102	10,487

Operating income	475	978	2,523	2,936
Interest expense, net	(119)	(124)	(482)	(464)
Gain on sale of equity investment	—	—	—	151
Equity in losses of investee companies	(26)	(12)	(74)	—
Other items, net	(74)	9	(112)	(43)

Earnings from continuing operations before provision for income taxes and minority interest	256	851	1,855	2,580

Provision for income taxes	(79)	(298)	(605)	(929)
Minority interest, net of tax	(5)	(8)	(17)	(21)

Net earnings from continuing operations	172	545	1,233	1,630
Discontinued operations, net of tax	1	15	18	208

Net earnings	$173	$560	$1,251	$1,838

Basic earnings per common share:
Earnings per share, continuing operations	$0.28	$0.84	$1.97	$2.42
Earnings per share, discontinued operations	$0.00	$0.02	$0.03	$0.31
Net earnings per share	$0.28	$0.86	$2.00	$2.73

Diluted earnings per common share:
Earnings per share, continuing operations	$0.28	$0.83	$1.97	$2.41
Earnings per share, discontinued operations	$0.00	$0.03	$0.03	$0.31
Net earnings per share	$0.28	$0.86	$2.00	$2.72

Weighted average number of common shares outstanding:
Basic	611.2	651.8	624.7	674.1
Diluted	611.5	653.3	625.4	675.6

VIACOM INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2008	December 31, 2007
(in millions, except par value)

ASSETS
Current assets:
Cash and cash equivalents	$792	$920
Receivables, net (includes retained interests in securitizations)	2,271	2,617
Inventory, net	881	727
Deferred tax assets, net	203	248
Prepaid and other assets	355	321

Total current assets	4,502	4,833
Property and equipment, net	1,145	1,196
Inventory, net	4,133	4,108
Goodwill	11,470	11,375
Intangibles, net	674	684
Other assets	563	708

Total assets	$22,487	$22,904

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$574	$497
Accrued expenses	1,304	1,563
Participants’ share and residuals	1,537	1,545
Program rights obligations	384	370
Deferred revenue	442	406
Current portion of long-term debt	105	187
Other liabilities	496	705

Total current liabilities	4,842	5,273
Long-term debt	7,897	8,059
Participants’ share and residuals	488	285
Program rights obligations	621	533
Deferred tax liabilities, net	12	105
Other liabilities	1,556	1,501
Minority interests	38	37
Commitments and contingencies
Stockholders’ equity:
Class A Common stock, par value $0.001, 375.0 authorized; 57.4 and 57.4 outstanding, respectively	—	—
Class B Common stock, par value $0.001, 5,000.0 authorized; 549.4 and 587.4 outstanding, respectively	1	1
Additional paid-in capital	8,186	8,079
Treasury stock	(5,725)	(4,502)
Retained earnings	4,658	3,407
Accumulated other comprehensive (loss) income	(87)	126

Total stockholders’ equity	7,033	7,111

Total liabilities and stockholders’ equity	$22,487	$22,904

VIACOM INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables reconcile the Company’s results for the quarter and year ended December 31, 2008 and 2007, respectively, to adjusted results that exclude the impact of restructuring and other charges, a realized gain on the sale of the Company’s non-controlling investment in MTV Russia, impairment charges of minority investments and net discrete tax benefits. The Company uses adjusted operating income, adjusted net earnings and adjusted diluted EPS among other things, to evaluate the Company’s operating performance in the absence of these items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, improves their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. Since adjusted operating income, adjusted net earnings and adjusted diluted EPS are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for operating income, net earnings and diluted EPS as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

(in millions, except per share amounts)	Quarter Ended December 31, 2008
	Operating Income	Pre-tax Earnings from Continuing Operations(1)	Net Earnings from Continuing Operations(2)	Diluted EPS from Continuing Operations

Reported results	$475	$256	$172	$0.28
Adjustments:
Restructuring and other charges(3)	454	454	286	0.47
Impairment of investments(5)	—	15	15	0.02
Discrete tax benefits (6)	—	—	(9)	(0.01)

Adjusted results	$929	$725	$464	$0.76

(in millions, except per share amounts)	Quarter Ended December 31, 2007

	Operating Income	Pre-tax Earnings from Continuing Operations(1)	Net Earnings from Continuing Operations(2)	Diluted EPS from Continuing Operations

Reported results	$978	$851	$545	$0.83
Adjustments:
Media Networks restructuring activities(3)	7	7	5	0.01

Adjusted results	$985	$858	$550	$0.84

(in millions, except per share amounts)	Year Ended December 31, 2008

	Operating Income	Pre-tax Earnings from Continuing Operations(1)	Net Earnings from Continuing Operations(2)	Diluted EPS from Continuing Operations

Reported results	$2,523	$1,855	$1,233	$1.97
Adjustments:
Restructuring and other charges(3)	454	454	286	0.46
Impairment of investments(5)	—	27	27	0.04
Discrete tax benefits (6)	—	—	(55)	(0.09)

Adjusted results	$2,977	$2,336	$1,491	$2.38

(in millions, except per share amounts)	Year Ended December 31, 2007

	Operating Income	Pre-tax Earnings from Continuing Operations(1)	Net Earnings from Continuing Operations(2)	Diluted EPS from Continuing Operations

Reported results	$2,936	$2,580	$1,630	$2.41
Adjustments:
Media Networks restructuring activities(3)	77	77	49	0.07
Gain on sale of equity investment(4)	—	(151)	(95)	(0.14)
Impairment of investment(5)	—	36	23	0.04
Discrete tax benefits (6)	—	—	(15)	(0.02)

Adjusted results	$3,013	$2,542	$1,592	$2.36

(1)	Pre-tax earnings represent earnings from continuing operations before provision for income taxes and minority interest.
(2)	The tax impact of adjustments has been calculated where appropriate using the applicable rates in effect for the period presented.
(3)

2008 adjusted results exclude $454 million for the quarter and year ended December 31, 2008, of restructuring and other charges across all segments. The charge principally relates to programming abandonments, severance, the write-down of film inventory and other charges. 2007 adjusted results exclude $7 million and $77 million, respectively, of expenses related to Media Networks restructuring charges, principally severance, affecting MTV Networks domestic and international operations for the quarter and year ended December 31, 2007.

(4)	In 2007, the Company sold its non-controlling investment in MTV Russia for $191 million and recognized a pre-tax gain of $151 million.
(5)

2008 adjusted results exclude $15 million and $27 million, respectively, of pre-tax non-cash investment impairment charges for the quarter and year ended December 31, 2008. 2007 adjusted results exclude $36 million of pre-tax non-cash investment impairment charges for the year ended December 31, 2007.

(6)

2008 adjusted results exclude $9 million and $55 million, respectively, of net discrete tax benefits for the quarter and year ended December 31, 2008. 2007 adjusted results exclude $15 million of net discrete tax benefits for the year ended December 31, 2007. The discrete tax benefits were principally the result of effectively settled audits.